                                                                      EXHIBIT 5

                   [Letterhead of Gibson, Dunn & Crutcher LLP]

                                  March 12, 2001

Cadence Design Systems, Inc.
2655 Seely Avenue, Building 5
San Jose, CA 95134

         Re:      Registration Statement on Form S-8
                  of Cadence Design Systems, Inc.
                  ----------------------------------

Ladies and Gentlemen:

         We refer to the registration statement on Form S-8 ("Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), filed by Cadence Design Systems, Inc., a Delaware corporation (the "Company"), with respect to the proposed offering by the Company of up to 571,043 shares (the "Shares") of the common stock of the Company, $0.01 par value per share (the "Common Stock"), subject to issuance by the Company upon exercise of options granted under its 1997 Stock Option Plan or its 2001 Supplemental Stock Option Plan (together, the "Plans"), assumed by the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated as of December 29, 2000, by and among the Company, Carnation Acquisition, Inc., a California corporation and wholly-owned subsidiary of the Company, CadMOS Design Technology, Inc., a California corporation, and Charlie X. Huang and Michael Maher, as Shareholder Agents.

         We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

         Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) when issued in accordance with the terms of the Plan under which such Shares are issued, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

         We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                               Very truly yours,

                                               /s/GIBSON, DUNN & CRUTCHER LLP



GJC/LAF/KD